SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


        Date of Report: (Date of earliest event reported): April 16, 1998


                          MEDIZONE INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)



Nevada                         2-93277-D                     87-0412648
(State or other               (Commission                  (IRS Employer
 jurisdiction of               File Number)                Identification No.)
 incorporation)



                 P.O. Box 742, Stinson Beach, California 94970
             (Address of principal executive offices     Zip Code)

      Registrant's telephone number, including area code: (415) 868-0300


     4505 South Wasatch Boulevard, Suite 210, Salt Lake City, Utah 84124
                             (Former address)

Item 5.  Other Events

      On April 16, 1998, Medizone International, Inc. (the "Registrant") made changes to its Board of Directors following the resignation of the former President and CEO to pursue other interests. In addition, the Company announced it was relocating the corporate offices from Salt Lake City, Utah to Stinson Beach, California, effective April 20, 1998. Additional details of the changes are in the press release in the attachment.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it is behalf by the undersigned hereunto duly authorized.


Dated:   April 20, 1998



                                             MEDIZONE INTERNATIONAL, INC.


                                         By: /s/ Edwin G. Marshall
                                             Edwin G. Marshall,
                                             Chief Executive Officer

Attachment: Press Release of 4/16/98

               Medizone International Inc. Announces Management
                   Restructuring While Research Progresses

SALT LAKE CITY, April 16 /PRNewswire/ -- Medizone International, Inc. (OTC-Bulletin Board: MZEI) (Medizone) announces a management restructuring. Milton A. Adair has resigned as President, CEO and Board Member, but will
remain as a consultant to the Company.   Mr. Adair has taken the position of
CEO with ION Laser Technology, Inc., a Company in which he had already been
serving as a Director.   At a Board meeting held yesterday, Mr. Adair's
resignation was accepted and his appointment as a consultant to the Company confirmed. Medizone then appointed Chairman of the Board, Edwin G. Marshall, as CEO, and Board member Gerard V. Sunnen, MD, Director of Science, as Company President.

Mr. Marshall made the following statement about these changes: "Mr. Adair as fulltime president and CEO for the last nine months, has established a sound
corporate organization for the future of the Company.   His leadership has
effected significant progress in the Company's business and scientific development. For the next phase of Medizone's re-establishment, Mr. Adair's availability as a consultant will be most appropriate to the Company's needs and will ensure continuity. For example; the successful development of new equipment announced on March 24, together with the start of research into the deactivation of viruses in media used in the manufacturing of both animal and human vaccines, is under way. The Company's expenses for both the phase I and phase II veterinarian trials have already been paid. Medizone has more ongoing research at this time than at any time in the previous four years.
The veterinarian trials are especially exciting for two reasons. 1. The results are anticipated in approximately six months, a relatively brief period of time. 2. If the trials are successful, as we fully anticipate, it could potentially bring the Company a revenue stream in a much shorter period of time than previously envisioned. Relations with our joint venture partner in these trials will be managed by Dr. Sunnen as Director of Science."

Dr. Sunnen added: "The Company's Science record is especially encouraging, combining low toxicity with the successful deactivation of viruses. Our optimism in achieving a successful outcome with the veterinarian research is based on this history and the fact that serum products are cell free. Cell free products should allow us a larger therapeutic window, hence our belief of a strong likelihood of success with this very important project."

The Company now plans a relocation to the San Francisco Bay Area. The Company had been located in Salt Lake City specifically to accommodate Mr. Adair. Ms. Joy Erickson, Vice President of Operations, will remain with the Company until the relocation. Mr. Marshall said, "The San Francisco Bay Area, with its larger biotech community and political involvement in HIV issues, now becomes a more logical location for the Company."

The Company continues to work on securing additional funding. By keeping expenditures to a minimum at this time, the Company believes it has enough resources on hand to continue operations until the veterinarian research is completed. (Estimated to be Sept. or Oct. of 1998).

The Company, current with its SEC filings, plans to remain so in the future. The quarterly 10Q, due on May 15, is being prepared. As part of this restructuring, CTC Inc. will no longer serve as Medizone's investor relations firm. Shareholders are encouraged to follow Medizone's web site located at www.medizoneint.com for Company information or telephone its Corporate Offices at 801-274-8400.

Medizone International, Inc., is a research and development stage Company engaged in the development of an ozone based treatment for diseases caused by lipid enveloped viruses, including Acquired Immune Deficiency Syndrome (AIDS), Hepatitis B and Herpes; and in the development of its patented technology for the decontamination of blood, blood products and veterinarian serum products.

This press release contains certain forward-looking statements about The Company's goals and anticipated future performance. The industry in which the Company proposes to operate is dynamic and intensely competitive and there are many factors that could cause the forward looking statements contained herein not to occur or the timing of their occurrence to be delayed. With the exception of historical information, the matters discussed in this press release are forward looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products and competitive environment, availability of raw materials and critical manufacturing equipment and facilities and other risks identified in fillings made with the Securities and Exchange Commission.